Exhibit 10.33

STATEMENT OF WORK
QH-003

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Quadrant Homes (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the project outlined in the Company’s April 2, 2013 proposal for services titled “Web-Based Digital Experience: A Website Strategy, Design and Development proposal for Evoke” (“Proposal”) under the general terms of the engagement as described there and in the following:

Project Name: Evoke Website Architecture and Prototype

Project Description: Development of a “clickable prototype” for the Evoke website, including the site architecture and information design (comprised of all pages, the navigation systems which interlink those pages, and each of the individual elements which reside on each page). Each individual page will be thought through and laid out (architecture and information design), but not designed or produced.

This will be instrumental in helping Client leverage the Evoke experience while transforming the home buyer experience in preparation for the launch of Evoke, and will serve as an interactive blueprint for your development team. As-required oversight of site development against this prototype will be a component of our hourly review project (QH-002, Marketing Oversight/Creative Direction).

Budget Estimate:

Phase I:	Strategy and Architecture	$8,500
Phase II:	Design and User Interface Development	11,925
Phase III:	Web Design Extension	7,575
	Total Fees:	$28,000

The Company’s budget estimates are based on an estimate of the actual time and resources required to complete the SOW. These fees are presented as a fixed bid fee to complete the work outlined.  The fees would only change if the scope of work changes, and only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred.

Out-of-pocket expenses are not included, but typically do not exceed 10% of budget total for an engagement of this type.  See “Out-of-Pocket Expenses” section below.

Payment Schedule:
Upon the Effective Date, an amount equal to one-half of the total amount of fees specified in the Budget Estimate (i.e., Twenty Eight Thousand U.S. Dollars ($28,000)) (the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($14,000).  The second and final invoice for the remaining one-half of the Project Fee Total ($14,000) will be sent upon delivery of all deliverables specified in the Project Description, or as estimated, five (5) weeks after the Effective Date, whichever comes second.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, sample acquisition or remuneration, phone, travel, etc. All out-of-pocket expenses are billed at cost, and are estimated not to exceed

10% of Project Fee Total. If the demands of the project dictate expenses that exceed this, then written approval will be obtained from Client in advance of these expenses being incurred. Out-of-pocket expenses $5,000 and up that are agreed to in advance by Client are subject to a 50% deposit, payable to the Company prior to ordering the service.

Approvals:
The current authorized approval source for Client is Ken Krivanec.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated November 30, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW	KEN KRIVANEC
Signature	Signature

Michael Hinshaw, President	Ken Krivanec, President

4/8/13
April 8, 2013	Date

Statement of Work – QH-003	Page 2 of 2